Exhibit 99.1

FOR IMMEDIATE RELEASE: November 23, 2005	PR05-24
CANYON RESOURCES EXTENDS WARRANT EXERCISE DATE
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announced that its Board of Directors took action November 22, 2005 to extend the expiration date of warrants to purchase 2,199,836 shares of Canyon common stock from December 1, 2005 to June 1, 2006. The extension encompasses warrants exercisable at $2.19 per share that remain outstanding from a private placement of stock and warrants completed in September 2003.
     “The Company has taken this action to recognize our appreciation for those investors who directly invested in our longstanding efforts to recapture the value of our Seven-Up Pete Venture’s McDonald gold project in Montana through either ballot initiatives or the courts. These warrants were issued as part of a financing which was used to support Canyon’s and the Venture’s contribution to the I-147 ballot initiative in Montana and subsequent legal challenges. These challenges are still active with petitions filed before the US Supreme Court, on November 4, 2005, and before the United States District Court for the District of Montana, filed July 19th, 2005. Canyon believes in the strength of this case and that the final chapters in this story have yet to be written. We shall review the status of these warrants in six months pending the outcome of our petitions,” states James Hesketh, President & CEO.
     This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the mineralized material estimates for the McDonald project Company’s belief in the strength of its claims in the McDonald litigation. Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the outcome of the McDonald litigation, unanticipated grade, geological, metallurgical, processing or other problems, operational risks of mining, development and exploration and force majeure events that may impact the estimates of the size of the McDonald project; and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO
Valerie Kimball, Investor Relations
(303) 278-8464
www.canyonresources.com